EXHIBIT 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

ANNOUNCES $29 MILLION SALE/LEASEBACK

WITH VENTAS, INC.

Results in $14.5 million Gain and Facilitates Further Reduction in Debt

DALLAS – (BUSINESS WIRE) – February 1, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has entered into an agreement with an affiliate of Ventas, Inc. (NYSE:VTR) (“Ventas”) for a single community sale/leaseback transaction valued at approximately $29 million.

The Towne Centre community in Merrillville, IN is the largest in the Company’s portfolio and offers a full continuum of care. The community has 327 units with capacity for 165 independent living residents, 60 assisted living residents and 120 nursing residents for a total resident capacity of 345 seniors. Towne Centre has been operated by the Company since 1991.

“We are pleased to further our mutually beneficial relationship with Ventas,” stated James A. Stroud, Chairman of the Company. “Ventas has purchased communities from one of our joint ventures, from a third party and now will purchase a community from the Company itself. We look forward to exploring additional opportunities together.”

The Company will record a gain of approximately $14.5 million on the sale of Towne Centre, which will be recognized equally over the initial lease term. Towne Centre will be added to the Company’s existing master lease with Ventas. The triple net operating lease between the Company and Ventas has an initial term of ten years, with two 5-year renewal options. The initial lease rate is 8% and is subject to conditional annual escalation provisions. The transaction is expected to close during the first quarter of 2006, pending approvals and other customary closing conditions.

As a result of this sale/leaseback transaction, the Company will retire approximately $16.2 million of variable rate debt with an interest rate of LIBOR plus 350 basis points. This will effectively reduce interest expense by approximately $1.3 million per year. Net proceeds to the Company, after retirement of debt, are expected to be approximately $12.4 million, net of transaction costs.

MORE

CAPITAL/Page 2

“This sale/leaseback transaction is representative of our 2006 business plan which is focused on providing significant income and asset growth potential, strengthening our balance sheet and maximizing our return on invested capital,” commented Lawrence A. Cohen, Chief Executive Officer. “This transaction will have an immediate positive impact on profitability that will extend for the initial ten year lease term, while decreasing interest costs through retiring variable rate debt, and providing cash for additional debt repayment and/or future investment opportunities. This structure enables us to convert equity in our communities to cash, while retaining the management and net operating income from the property. We expect to announce additional transactions in the near future.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 55 senior living communities in 20 states with an aggregate capacity of approximately 8,900 residents, including 33 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the company, 85 percent of residents live independently and 15 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

#####